Exhibit 10.2

June 14, 2022

Mr. Howard Davis

Executive Vice President, Chief Administrative Officer and Chief Information Officer

1414 Enclave Parkway

Houston, Texas 77077

Re: Special Performance Bonus

Dear Mr. Davis:

We consider your service and dedication to the Company essential to the completion of the performance objectives set forth on Exhibit A (the “Performance Goal”), and in order to incentivize you to achieve the Performance Goal we are offering you a target bonus opportunity in the amount of $550,000, less all applicable withholdings and deductions required by law (the “Special Performance Bonus”). This Special Performance Bonus opportunity is offered pursuant to the Transocean Ltd. 2015 Long-Term Incentive Plan, as amended and restated effective May 27, 2021 and the terms of the Performance Award and Cash Bonus Plan are not applicable.

You will be eligible to receive this Special Performance Bonus if (i) the Chief Executive Officer of the Company (the “CEO”) determines in good faith that the Performance Goal has been successfully achieved in a timely manner, and (ii) you remain actively employed by the Company through and including the date the CEO makes a determination regarding achievement of the Performance Goal (the “Determination Date”). The Determination Date shall be no later than April 15, 2023. The CEO shall have absolute discretion to determine whether the Performance Goal has been achieved, and such determination shall be final, conclusive, and binding upon you.

If you are eligible to receive the Special Performance Bonus, it will be paid to you in one lump sum cash payment, with such payment payable within fourteen (14) days following the Determination Date.

This letter agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be construed and administered in accordance with Section 409A.

This letter agreement contains all of the understandings and representations between the Company and you relating to the Special Performance Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to the Special Performance Bonus. Your current entitlements to any other compensation or benefits shall be determined in accordance with the applicable employee benefit plans and other applicable programs, policies, and practices then in effect.

No amendment, modification, termination, or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by you and the Company’s Chief Executive Officer.

This letter agreement shall terminate upon the earlier of (i) the termination of your employment prior to the Determination Date or (ii) if you become entitled to payment of the Special Performance Bonus under this letter agreement, the date the Company has fully performed its obligations hereunder.

Please sign and date this letter agreement and return the signed copy to the Company’s Chief Executive Officer by June 21, 2022.

Sincerely,

Jeremy D. Thigpen
Chief Executive Officer
Transocean Ltd.

Accepted and Agreed:

By: /s/ Howard E. Davis

Name: Howard E. Davis

Title:	Executive Vice President, Chief Administrative Officer and Chief Information Officer

EXHIBIT A

[Attachment omitted in accordance with Item 601(a)(5) of Regulation S-K as it does not contain information material to an investment or voting decision]